Exhibit 99.3

STEMTECH CORPORATION

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING

JUNE 30, 2021 AND 2020

Stemtech Corporation

Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$107,339	$133,065
Accounts receivable, net	12,502	25,822
Inventory, net	220,005	198,627
Prepaid expenses and other current assets	272,293	215,586
TOTAL CURRENT ASSETS	612,139	573,100

PROPERTY AND EQUIPMENT
Property and equipment, net	288,464	243,337
Less: accumulated depreciation	(254,632)	(189,113)
Furniture and fixtures, net	33,832	54,224
OTHER ASSETS
Intangible assets, net	3,612,492	3,816,086
Other long term assets	37,903	8,053
Long term deposits	38,857	18,874
Operating lease right-of-use assets - net	48,847	71,775
Goodwill	467,409	467,409
Total other assets	4,205,508	4,382,197
TOTAL ASSETS	$4,851,479	$5,009,521

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,726,214	$2,420,217
Accrued payroll	182,806	401,028
Operating lease liabilities - current	53,344	75,651
Notes payable, net of discount	757,860	759,805
Notes payable—related parties	35,000	35,000
Other liabilities	63,409	31,686
TOTAL CURRENT LIABILITIES	3,818,633	3,723,387

LONG TERM LIABILITIES
Notes payable - Long term	137,665	18,138
TOTAL LONG TERM LIABILITIES	137,665	18,138
TOTAL LIABILITIES	3,956,298	3,741,525

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY
Common stock - $0.01 par value; 20,000,000 shares authorized; 10,853,892 and 10,119,892 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	108,539	101,199
Additional paid in capital	8,562,274	8,202,610
Accumulated deficit	(6,937,422)	(6,008,855)
Non-controlling interest	(630,943)	(616,208)
Accumulated other comprehensive income	(112,670)	(410,750)
TOTAL STOCKHOLDERS EQUITY	989,778	1,267,996
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,946,076	$5,009,521

The accompanying notes are an integral part of these consolidated financial statements.

Stemtech Corporation

Consolidated Statements of Operations and Comprehensive Loss

	For the six months ending June 30,	For the six months ending June 30,
	2021	2020

NET SALES	$2,100,873	$2,924,869

Cost of goods sold	448,760	443,352
Freight-in	548	13,315
TOTAL COST OF GOODS SOLD	449,308	456,667
GROSS PROFIT	1,651,565	2,468,202

COST OF OPERATIONS
Commissions	241,582	821,523
Selling and marketing	210,960	453,223
General and administrative	1,852,326	1,954,451
TOTAL OPERATING EXPENSES	2,304,868	3,229,197

LOSS FROM OPERATIONS	(653,303)	(760,995)

OTHER INCOME (EXPENSE):
Other income (expenses)	(57,076)	(22,276)
Interest expense	(222,590)	(65,235)
Other expenses, net	(10,333)	(8,103)
Loss on disposal of assets	-	(105,709)
TOTAL OTHER EXPENSE	(289,999)	(201,323)

LOSS BEFORE INCOME TAXES	(943,302)	(962,318)

PROVISION FOR INCOME TAXES	-	-
NET LOSS	$(943,302)	$(962,318)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(14,735)	(809,816)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(928,567)	$(152,502)

Net loss per common share
Basic	$(0.09)	$(0.02)
Diluted	$(0.09)	$(0.02)

Shares used to compute loss per share
Basic	10,336,117	9,283,710
Diluted	10,336,117	9,283,710

Comprehensive loss
Net loss	$(928,567)	$(152,502)
Change in foreign currency translation adjustments	298,080	1,723
Comprehensive loss available to common stockholders	$(630,487)	$(150,779)

The accompanying notes are an integral part of these consolidated financial statements.

Stemtech Corporation

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		Additional		Other		Non-	Total
	No. of		Paid-in	Accumulated	Comprehensive	Sub	controlling	Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	total	Interest	Equity
Balance at December 31, 2019	9,218,892	92,189	7,761,120	(5,092,158)	(412,473)	2,348,678	194,753	2,543,431
Stock based compensation	250,000	2,500	122,500	-	-	125,000	-	125,000
Cancellation of shares	(216,000)	(2,160)	(105,840)	-	-	(108,000)	-	(108,000)
Foreign currency translation adjustment	-	-	-	-	123,269	123,269	-	123,269
Non-controlling interest	-	-	-	-	-	-	(809,816)	(809,816)
Net loss	-	-	-	(152,502)	-	(152,502)	-	(152,502)
Balance at June 30, 2020	9,252,892	92,529	7,777,780	(5,244,660)	(289,204)	2,336,445	(615,063)	1,721,382

					Accumulated
	Common Stock		Additional		Other		Non-	Total
	No. of		Paid-in	Accumulated	Comprehensive	Sub	controlling	Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	total	Interest	Equity
Balance at December 31, 2020	10,119,892	101,199	8,202,610	(6,008,855)	(410,750)	1,884,204	(616,208)	1,267,996
Stock based compensation	250,000	2,500	122,504	-	-	125,004	-	125,004
Stock issued for services	484,000	4,840	237,160	-	-	242,000	-	242,000
Foreign currency translation adjustment	-	-	-	-	203,483	203,483	-	203,483
Non-controlling interest	-	-	-	-	-	-	(14,735)	(14,735)
Net loss	-	-	-	(928,567)	-	(928,567)	-	(928,567)
Balance at June 30, 2021	10,853,892	108,539	8,562,274	(6,937,422)	(207,267)	1,526,124	(630,943)	895,181

The accompanying notes are an integral part of these consolidated financial statements.

Stemtech Corporation

Consolidated Statements of Cash Flows

	For The Six Months Ending June 30,
	2021	2020

OPERATING ACTIVITIES
Net loss	$(943,302)	(962,318)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	224,758	424,880
Stock compensation expense	367,004	17,000
Amortization of debt discount	-	11,000
Amortization of right of use asset	22,928	116,143
Warrants granted as compensation	-	-
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	13,320	39,234
Inventory	(21,378)	193,494
Prepaid expenses and other current assets	(56,707)	20,815
Accounts payable and accrued expenses	304,069	79,797
Accrued payroll	(218,222)	(53,909)
Other assets, net	(123,292)	(6,810)
Long term deposits	(19,983)	(9,075)
Operating lease liabilities	(22,307)	(109,144)
Other liabilities	31,723	27,025
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(441,389)	(211,868)

INVESTING ACTIVITIES
Purchase of property and equipment	-	(10,890)
NET CASH USED IN INVESTING ACTIVITIES	-	(10,890)

FINANCING ACTIVITIES
Proceeds from note payable	176,245	528,500
Proceeds from note payable - related parties	-	35,000
Repayment of note payable	(58,664)	(622,965)
Proceeds from the issuance of common stock	-	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	117,581	(59,465)

Effects of currency translation on cash and cash equivalents	298,080	123,269)

Net increase (decrease) in cash and cash equivalents	(25,728)	(158,954)
Cash and cash equivalents, beginning of period	133,065	250,255
Cash and cash equivalents, end of period	$107,337	$91,301

Supplemental Disclosure of Cash Flow Information
Conversion of debt to equity - related party	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

Stemtech Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

June 30, 2021

Note 1 – Organization and Nature of Operations

Stemtech Corporation (a Delaware corporation) and its Subsidiaries (collectively, “the “Company”) is a global network marketing company that develops science-based products that it believes supports wellness by helping the body maintain healthy stem cell physiology, also known as stem cell enhancers. Known as the Stem Cell Nutrition Company®, the Company is a pioneer in stem cell science, and believes it can demonstrate that adult stem cells function as the natural renewal system of the body. The Company believes our products enhance and support the work of the body’s stem cells by releasing more stem cells, helping to circulate them in the blood and migrate them into tissues, where they can perform their daily function of renewal for optimal health. Our Mission is to enhance wellness and prosperity around the world. These products are marketed internationally by the Companies subsidiaries and through independent distributors. The Company markets its products under the following brands: RCM System, stemrelease3™, Stemflo® MigraStem™, DermaStem®, DermaStem Lift, OraStem® (Oral Health Care), and D-Fuze™.

Stemtech Corporation (“Stemtech”), formerly RBCD International LLC was formed as limited liability corporation and converted to a corporation April 18, 2018.

The COVID-19 outbreak, which surfaced in Wuhan, China in December 2019 and which was subsequently declared a pandemic by the World Health Organization in March 2020, has had a pronounced effect on the domestic and global economies. Although the Company’s business has not been materially adversely impacted by the recent COVID-19 outbreak, it can be materially adversely impacted in the future. The extent of the impact of COVID-19 on the Company’s business, financial results, liquidity and cash flows will depend largely on future developments, including new information that may emerge concerning the severity and action taken to contain or prevent further spread within the U.S. and the related impact on consumer confidence and spending, all of which are highly uncertain and cannot be predicted.

Note 2 — Acquisition from Bankruptcy

On May 7, 2018, Stemtech Corporation purchased the assets of Stemtech International, Inc. (the “Former Parent Company”), out of a Chapter 7 Bankruptcy for $400,000 and assumed a $4,000,000 note from RBCD Holdings Inc (formerly RBCD Holding LLC) (“RBCD Holdings”), a related party owned by the Company’s Directors (see Note 14), purchased an outstanding note at its face value of $4,000,000 from the Opus Bank (the “Opus Note”) and subsequently converted in 2019 into 2,000,000 shares of the Company’s common stock.

The bankruptcy decree awarded the Company with the right to all the assets of the Former Parent Company including various entities throughout the world including North America, Central and South America, Northern Asia, Southeast Asia, Europe and Africa, but only acquired the entities listed below. In 2019, the Company was actively operated in approximately 11 countries and in 2020, the Company is actively operating in United States including Puerto Rico, Canada, Mexico, Malaysia, Ecuador, and Taiwan and operating in additional countries through one or more licenses. The Company currently has approximately seven physical locations, three virtual offices and two licensing agreements.

Fair Value of the Acquired Assets

The Company accounted for the acquisitions as business combinations using the purchase method of accounting as prescribed in Accounting Standards Codification 805, Business Combinations (“ASC 805”) and ASC 820 – Fair Value Measurements and Disclosures (“ASC 820”). In accordance with ASC 805 and ASC 820, the Company used its best estimates and assumptions to accurately assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed as of the acquisition dates. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

Pursuant to a bankruptcy decree, the Company paid $400,000 in cash and assumed a note payable in the amount of $4,000,000 representing 100% percent of the issued and outstanding capital stock of Stemtech Canada, Inc. (Canada), Stemtech Health Sciences S. de R.L. de C.V. (Mexico), Stemtech Services SARL de C.V. (Mexico) (“Stemtech Mexico”), Ste, Stemtech New Zealand, Ltd. (“Stemtech New Zealand”), Stemtech Taiwan Holding, Inc. (U.S.A.), PT Stemtech Indonesia (Indonesia Pty Ltd.), Stemtech Korea (Korea) and Tecrecel S.A. (Ecuador); and Stemtech Malaysia Holdings S/B (Malaysian Parent) that owns two-thirds of its subsidiary Stemtech Malaysia Holding Sdn. Bhd. (Malaysia).

Fair Value of the Acquisition

The following table summarizes the allocation of purchase price of the acquisition:

Tangible Assets Acquired:	Allocation
Cash and cash equivalents	$160,149
Inventory	480,783
Prepaid Expenses	71,160
Other Current Assets	421,068
Property and equipment, net	97,268
Other Non-Current Assets	497,511
Accounts payable and Accrued liabilities	(2,274,875)
Notes payable	(126,498)
Net Tangible Assets Acquired	$(673,434)

Non-Controlling interest, net of proceeds:
Non-controlling interest	(306,175)

Intangible Assets Acquired:
Licenses & Trademarks	1,106,000
Patent Products	2,344,900
Customer/Distribution List	1,461,300
Total Fair Value of Assets Acquired	$3,932,591

Consideration:
Cash	400,000
Assumption of Note Payable	4,000,000
Goodwill	$467,409

The components of the acquired intangible assets were as follows:

	Preliminary
	Fair	Average
	Value	Estimated Life
Patent Products	$2,344,900	14
Licenses & Trademarks	1,106,000	Indefinite
Customer/Distribution List	1,461,300	6
Total	$4,912,200

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

The Company has experienced recurring net losses and negative cash flows from operations since inception and has an accumulated deficit of approximately $6.9 million and a working capital deficiency of approximately $3.2 million at June 30, 2021. The Company has funded its activities to date almost exclusively from debt and equity financings. The conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company will continue to require substantial funds to implement its new investment acquisition plans. Management’s plans in order to meet its operating cash flow requirements include financing activities such as private placements of its common stock, preferred stock offerings, and issuances of debt and convertible debt instruments.

The Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements depends on its ability to execute its business plan, increase revenue, and reduce expenditures. Such conditions raise substantial doubts about the Company’s ability to continue as a going concern.

Note 4 – Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements include all of the Company’s subsidiaries, including those operating outside the United States and are prepared in accordance with US GAAP. The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All intercompany transactions and balances have been eliminated. The consolidated financial statements include the accounts of Stemtech Corporation (Parent) and its eleven (11) subsidiaries:

1.	Stemtech Healthsciences Corp (U.S.A.) (“Stemtech Healthsciences”)
2.	Stemtech Canada, Inc. (Canada)
3.	Stemtech Health Sciences S. de R.L. de C.V. (Mexico)
4.	Stemtech Services SARL de C.V. (Mexico) (“Stemtech Mexico”)
5.	Ste, Stemtech New Zealand, Ltd. (“Stemtech New Zealand”) **
6.	Stemtech Malaysia Holdings S/B (Malaysia)
7.	Stemtech Malaysia Holding Sdn. Bhd. (Malaysia)
8.	Stemtech Taiwan Holding, Inc. (U.S.A.)
9.	PT Stemtech Indonesia (Indonesia Pty Ltd.) ***
10.	Stemtech Korea (Korea) ***
11.	Tecrecel S.A. (Ecuador)

** On September 9, 2019, Stemtech New Zealand was sold.

***In 2020, the operations of Korea and Indonesia were closed.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents. The Company has no cash equivalents as of June 30, 2021. The Company maintains certain cash balances at several institutions located outside the United States. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Accounts Receivable

The Company generally requires prepayment or cash in advance of order shipment. The Company generally accepts prepayment in the form of credit cards and receives the cash directly from merchant card processors. The majority of the Company’s accounts receivable result primarily from the timing of remittance payments by these merchant card processors to the Company. Management evaluates the collectability of accounts receivable on a regular basis. As of June 30, 2021, the Company had no disputes or collection problems resulting in uncollectible accounts receivable. Accordingly, no allowance for uncollectible accounts has been recorded.

Inventory

Inventory comprised of finished goods, work in process and raw materials are valued at the lower of cost or market, using the “first-in, first-out” method in determining cost. Management evaluates the allowance for inventory obsolescence on a regular basis and has determined that no allowance for slow moving or obsolete inventory is necessary on June 30, 2021.

Property and Equipment, net

Property and equipment, net including any major improvements, are recorded at historical cost. The cost of repairs and maintenance is charged against operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally as follows:

Estimated Life
Computers and technological assets	3 – 5 Years
Furniture and fixtures	3 – 5 Years
Machinery and equipment	5 – 10 Years

Impairment of Long-Lived Assets

The Company assesses, on an annual basis, the recoverability of the carrying amount of intangible assets and long-lived assets used in continuing operations. A loss is recognized when expected future cash flows (undiscounted and without interest) are less than the carrying amount of the asset. The impairment loss is determined as the difference by which the carrying amount of the asset exceeds its fair value. The Company evaluated its long-lived assets for any indications of impairment. The Company concluded that there was no impairment, however there can be no assurance that market conditions will not change or demand for the Company’s products will continue which could result in impairment of long-lived assets in the future.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 606 “Revenues from Contracts with Customers.” Five basic steps must be followed before revenue can be recognized; (1) Identifying the contract(s) with a customer that creates enforceable rights and obligations; (2) Identifying the performance obligations in the contract, such as promising to transfer goods or services to a customer; (3) Determining the transaction price, meaning the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer; (4) Allocating the transaction price to the performance obligations in the contract, which requires the company to allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or services promised in the contract; and (5) Recognizing revenue when (or as) the entity satisfies a performance obligation by transferring a promised good or service to a customer. The amount of revenue recognized is the amount allocated to the satisfied performance obligation (See Note 8 for disaggregated revenues).

Revenues from direct retail sales to consumers and revenues from independent distributors occurs when title and risk of loss had passed, which generally occurs at the time the products are shipped. Revenues are recorded net of estimated sales returns and allowances.

Allowances for product returns are provided at the time the sale is recorded. This liability is based upon historic return rates and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. As of June 30, 2021, the Company had a reserve for sales returns of approximately $14,000, which is included in accrued liabilities in the accompanying consolidated balance sheet.

Shipping and Handling Costs

Shipping and handling costs associated with inbound freight are included in cost of goods sold. Shipping and handling costs associated with outbound freight, net of shipping of income totaled approximately $27,000 for the period ended June 30, 2021, respectively, and are included in selling and marketing expenses in the consolidated statement of operations.

Sales and Value Added Taxes

The Company collects and remits sales and value added taxes assessed by different governmental authorities that are both imposed on and concurrent with a revenue-producing transaction between the Company and their respective clientele. The Company reports the collection of these sales and value added taxes on a net basis (excluded from sales). The amount of these taxes is not significant to the Company’s financial position or results of operations.

Comprehensive Loss

Other comprehensive loss in the accompanying consolidated financial statements relates to unrealized foreign currency translation adjustments.

Foreign Currency Translation

A portion of the Company’s business operations occur outside the United States. The local currency of each of the Company’s subsidiaries is generally its functional currency. All assets and liabilities are translated into U.S. Dollars at exchange rates existing at the balance sheet dates, revenue and expenses are translated at weighted-average exchange rates and stockholders’ equity is recorded at historical exchange rates. The resulting foreign currency translation adjustments are recorded as a separate component of stockholders’ equity in the consolidated balance sheets and as a component of comprehensive income. Transaction gains and losses are included in other expense, net in the consolidated statements of operations and comprehensive income.

Commissions

In addition to direct sales to consumers, the Company utilizes independent business partners (“IBPs”) as part of its StemForce™. The IBPs can purchase products at wholesale prices and earn commissions, bonuses and rebates in accordance with the Company’s Compensation Plan. Each IBP must be active and meet all qualification criteria to qualify for commissions based on sales activities in their group. Commissions can be paid weekly or monthly depending upon the level of achievement by each IBP.

Net Loss per Common Share, basic

The Company has adopted Accounting Standards Codification (“ASC”) subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings per share (EPS) information. Basic earnings (loss) per share includes no dilution and is computed by dividing net income or loss by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings or losses of the entity.

Note 5- Inventory

Inventory consists of the following components:

	June 30,	December 31,
	2021	2020
Finished goods	$105,583	$123,957
Work in process	54,695	29,027
Raw materials	59,727	45,643
Total Inventory	$220,005	$198,627

Note 6- Property and Equipment, net

Property and equipment, net consisted of the following:

	June 30,	December 31,
	2021	2020
Computers and technological assets	$66,754	$70,296
Furniture and fixtures	22,780	22,779
Machinery and equipment	78,601	62,111
Leasehold Improvements	120,329	88,152
	165,922	243,337
Less accumulated depreciation	(254,632)	(189,113)
	$33,832	$54,226

Depreciation expense related to property and equipment amount to $19,238 and $8,093 for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.

Note 7 – Notes Payable

As part of the bankruptcy, RBCD Holdings, a related party (see Note 14), purchased on April 19, 2018 the Opus Note from Opus Bank with a principal balance of $4,000,000. Originally issued by Opus Bank to Former Parent Company, the Company assumed the obligation of the Opus Note payable to RBCD Holdings (see Note 2). On August 1, 2019, RBCD Holdings converted the principal balance in its entirety to 2,000,000 shares of Common Stock issued (see Note 14).

Notes payable is summarized as follows:

	As of
	June 30, 2021	December 31, 2020
Secured Royalty Participation Agreements (1)	$150,000	$150,000
Vehicle and equipment loans (2)	21,280	23,467
Notes payable, net of discount (3)(4)(5)	525,000	500,000
Notes payable - related party (6)	35,000	35,000
Non-recourse payable agreements (7)(8)	199,245	104,476
Less short-term notes and current maturities of long term notes payable	(792,860)	(794,805)
Notes payable, less current portion	$137,665	$18,138

(1)	During June 2018, the Company entered into two (2) Secured Royalty Participation Agreements with Profile Solutions, Inc. (“PSI”) in exchange for working capital loans totaling $150,000 ($100,000 on June 15, 2018 and $50,000 on June 22, 2018). The loan amounts were due in June of 2019, plus an IRR of 18%. In consideration of these loan obligations, The Company agreed to pay a monthly royalty for 12 months being the greater of: x) 10% of the loan amount or y) 1.5% of the monthly gross revenues. PSI claims that these loans are in default, but the Company contends the loans reflected the terms of these agreements were usurious and contends that the loans are not legally enforceable obligations (see Note 11).

(2)	In 2019, the Company also borrowed $27,295 to purchase a car. The note accrues interest at 4.42% and matures in 5 years with a balance due of $21,280 and $23,467 for the six months ending June 30, 2021 and the year ending December 31, 2020, respectfully. In 2014, the Company had previously borrowed $84,986. The note accrues interest at 4.42% and matures in 5 years with a balance due of $0 and $7,758 for the years ending December 31, 2020 and 2019, respectfully.

(3)	In 2019, the Company entered into various promissory notes with lenders in the aggregate principal balance of $275,000, net of discount. The effective interest rates of the notes are 10% and mature within one year. In addition, the Company issued 45,000 shares of common stock in the aggregate for the commitment of resulting in a charge of $22,500 to debt discount. One of these notes totally of $250,000 due on March 31, 2020 was extended to August 31, 2021. One of these notes totally of $25,000 due on March 26, 2020 was extended to December 31, 2021.

(4)	In 2020, the Company entered into various promissory notes with lenders in the aggregate principal balance of $225,000. The effective interest rates of the notes are between 8% and 10% and mature within one year extended or maturing between August 31, 2021 and December 31, 2021.

(5)	In 2019, the Company entered into various promissory notes in the aggregate principal balance of $100,000. The effective interest rates of the notes was 10% maturing within one year and extended to December 31, 2021.

(6)	In 2020, the Company entered into various promissory notes with two related parties in the aggregate principal balance of $35,000. The effective interest rates of the notes are between 8% and 9% and mature within one year extended to December 31, 2021.

(7)	In 2020, the Company entered into three non-recourse agreements for the sale of future receipts receiving net proceeds of $279,500 with an effective interest rate of ranging from approximately 142% to 250%.. The ending balances as of and the six months ending June 30, 2021 and the year ended December 31, 2020 was $61,580 and $104,476, respectfully.

(8)	In 2021, the Company entered into three non-recourse agreements for the sale of future receipts receiving net proceeds of $117,500 with an effective interest rate of ranging from approximately 209% to 256%.. The ending balances as of and the six months ending June 30, 2021 was $137,665.

In 2020, the Company entered into additional promissory notes with investors and officers (see Note 14) in the aggregate principal balance of $260,000. The effective interest rates of the notes are between 8% and 9% and mature within one year. During the 2020, these two notes were extended to December 31, 2021.

In 2021, the Company entered into an additional promissory note with an investor (see Note 14) in the aggregate principal balance of $25,000. The effective interest rates of the notes of 8% maturing within one year. D

The Company made payments of $176,245, leaving an aggregate principal balance of $58,664, net of discount, on June 30, 2021.

Note 8—Segment and Geographic Information

Operating segments are identified as components of an enterprise about which separate discreet financial information is available for evaluation by the chief operating officer, or chief executive officer, in making decisions on how to allocate resources and assess performance.

The Company is operated and managed geographically, and management evaluates performance and allocates the Company’s resources on a geographic basis. Operating segments’ measure of profitability is based on income from operations. The accounting policies for the reportable operating segments are the same as for the Company taken as a whole. The Company has three reportable operating segments: North America (including its subsidiaries in United States and Canada), Latin America (including subsidiaries in Mexico and Ecuador) and Asia (including its subsidiaries in Malaysia, Taiwan, Indonesia, South Korea and New Zealand).

Information about operating segments is as follows:

	June 30, 2021	June 30, 2020
Geographic Net Sales:
Americas	$910,507	$870,101
Latin America	809,818	1,406,809
Asia	380,548	647,959
Total Net Sales	$2,100,873	$2,924,869

Cost of Goods Sold:
Americas	$124,221	$114,268
Latin America	171,401	221,213
Asia	153,686	121,186
Total Cost of Goods Sold:	$449,308	$456,667

Operating Expenses:
Americas	$1,309,925	$1,150,224
Latin America	675,627	1,339,361
Asia	319,316	739,612
Total Operating Expenses	$2,304,868	$3,229,197

Income (loss) from operations:
Americas	$(523,639)	$(394,391)
Latin America	(37,210)	(153,765)
Asia	(92,454)	(212,839)
Total loss from operations	(653,303)	(760,995)

Other income (expense):
Other income	(278,761)	(66,424)
Interest expense	(9,955)	(5,305)
Other expenses, net	(1,283)	(129,594)
Losses before Income Taxes	$(289,999)	$(201,323)

Total Assets by Geogrpahic Location
Americas	$4,411,219	$4,551,372
Latin America	250,127	98,180
Asia	190,133	257,730
Total Assets	$4,851,479	$4,907,282

Note 9 – Stockholders’ Equity

Stock issued for cash

During the year ended December 31, 2019, pursuant to a series of stock purchase agreement, the Company issued 1,080,600 shares of common stock at between $0.50 and $1.00 per share, respectively, providing the Company with total proceeds of $580,600.

Stock based compensation, Stock issued for services and cancellation of shares

Pursuant to executive employment agreements, the Company issued 250,000 and 545,000 shares of common stock during the six months ending June 30 2021 and year ending December 31, 2020, respectively valued at $0.50 and $1.00 per share, or $125,000 and $272,000, respectively based upon the most recent sale of stock issued for cash.

The Company issued 484,000 and 572,000 shares of common stock during the for the six months ending June 30 2021 and year ending December 31, 2020, respectively to vendors for services valued at $0.50 to $1.00 per share, or $242,000 and $286,000, respectively based upon the most recent sale of stock issued for cash.

On May 31, 2020, the Company cancelled 216,000 shares of unvested Company common stock that was initially granted to consultants for services.

Conversion of debt to equity

During 2019, the Company issued 2,000,000 shares of common stock to RBCD Holdings, a related party for the conversion of $4,000,000 of debt (Note 14).

Shares issued as debt issuance costs

During 2019, the Company issued 45,000 shares of common stock valued at $0.50 per share to an investor for debt issuance costs of $22,500.

Note 10 – Commitments and Contingencies

On August 29, 2018, the Company entered into an employment agreement with John Meyer as Chief Operating Officer for an initial term ending on August 31, 2021 renewable annually thereafter for one year terms for an initial base salary of $120,000, plus an initial 1% of the issued and outstanding stock of the Company on a fully diluted basis of which 45,000 shares were issued on September 12, 2018, plus up to an additional 2% of the issued and outstanding stock of the Company on a fully diluted basis, 1% awarded provided the Company achieves $15 million in gross revenues during a 12 month period and an additional 1% provided the Company achieves $20 million in gross revenues during a 12 month period. His base salary could increase in increments of $10,000 per annum upon the Company reaching each of the following: $20 million, $30 million, $40 million, and $50 million in gross revenues. The Company has not reached any of these thresholds and therefore no additional compensation has been paid or accrued.

On January 31, 2019, the Company entered into an employment agreement with Charles Arnold as Chief Executive Officer with an annual salary of $250,000 which will be accrued and deferred until the Company is profitable and attains a minimum of $15 million in sales, or Mr. Arnold has completed capital fundraising in excess of $4 million. During 2019 and 2020, Mr. Arnold converted $224,583 and $250,000 of his accrued salary into 395,836 and 500,000 shares of common stock, respectively, between $0.50 and $1.00 per share based upon the most recent sale of stock issued for cash and the Company recognized no gain or loss at the time of conversion.

On August 9, 2019, the Company entered into two consulting agreements to provide certain investor relations and other general corporate consulting services to the Company. The consulting agreements became effective on September 13, 2019 (“Effective Date”) upon the execution of a loan engagement letter with a FINRA licensed broker dealer.

The term of each agreement is for 24 months and calls for compensation of $7,000 and $15,000 a month, respectively, to be accrued by the Company after the Effective Date. Given the company’s current capitalization, if the company is unable to pay, the accrued payment shall be due and payable upon the first to occur of: a) 6 months from the Effective Date of the agreement, or b) any financing of $2,000,000 or more. In addition, the Consultants are to receive upon the Effective Date options or warrants at the Consultants discretion to purchase up to 186,000 and 1,000,000 shares of common stock, respectively, of the Company at a strike price of $1.00 per share. The terms of the warrants (or options) shall include customary registration rights and the opportunity to exercise on a cash or cashless basis or a combination thereof. The warrants (or options) shall be exercisable upon the Effective Date and shall expire 3 years after the closing of the Company’s initial public offering or other substantial liquidity event. On September 4, 2020, the Company issued 182,000 and 390,000 shares of Company common stock, valued at $0.50 per share, to each consultant respectively, in leu of cash, for 13 months of service.

On December 22, 2020, the Company approved fees to four board members for an aggregate amount of $325,000. These fees may be converted into common shares of the Company, at the election of the board member.

Note 11 – Legal Proceedings

On December 9, 2018, PSI filed lawsuit at the Circuit Court of the 17th Judicial Circuit, Broward County, Florida against The Company for non-payment of the $150,000 principal, interest and royalties as described in (Note 7 - Notes Payable). The Company’s is vigorously contesting this matter.

On August 6, 2019, the former CEO, filed a lawsuit at the Circuit Court of the 17th Judicial Circuit, Broward County, Florida against the Company’s subsidiary Stemtech HealthSciences for non-payment for back unpaid salary and vacation in the amount of $267,000. The Company accrued $267,000 in the accompanying financial statements as of December 31, 2020 and 2019.

On August 30, 2019, the former CFO, filed a lawsuit at the Circuit Court of the 17th Judicial Circuit, Broward County, Florida against the Company’s subsidiary Stemtech HealthSciences for non-payment for unpaid vacation in the amount of $67,000. The Company accrued $67,000 in the accompanying financial statements as of December 31, 2020 and 2019.

On March 4, 2020, Canon Financial Services, Inc., filed a lawsuit at the Superior Court of New Jersey, Burlington County Law Division, New Jersey against the Company’s subsidiary Stemtech HealthSciences Corp for non-payment for copier leases plus penalties. The Company accrued $88,164 in the accompanying financial statements as of December 31, 2020.  This lease agreement was signed by former management on October 6, 2016, prior to new ownership in May 2018. Settlement was reached in May 2021, whereby the Company is paying $32,000 over a twenty-four (24) month period, beginning June 1, 2021.

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur.

In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations.

Note 12 – Operating Lease Commitments

The Company leases office facilities under non-cancelable operating leases expiring at various dates through 2021.

The Company adopted ASC 842 effective January 1, 2019 using the cumulative-effect adjustment transition method, which applies the provisions of the standard at the effective date without adjusting the comparative periods presented. The Company adopted the following practical expedients and elected the following accounting policies related to this standard update:

●	The option to not reassess prior conclusions related to the identification, classification and accounting for initial direct costs for leases that commenced prior to January 1, 2019.

●	Short-term lease accounting policy election allowing lessees to not recognize right-of-use assets and liabilities for leases with a term of 12 months or less; and

●	The option to not separate lease and non-lease components for certain equipment lease asset categories such as freight car, vehicles and work equipment.

●	The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing initial direct costs for any existing leases. The assets and liabilities from operating and finance leases are recognized at the commencement date based on the present value of remaining lease payments over the lease term using the Company’s incremental borrowing rates or implicit rates, when readily determinable. Short-term leases, which have an initial term of 12 months or less, are not recorded on the balance sheet.

The Company’s operating leases do not provide an implicit rate that can readily be determined. Therefore, the Company uses a discount rate based on its incremental borrowing rate, which is determined using the average of borrowing rates explicitly stated in the Company’s convertible debt.

The Company’s weighted-average remaining lease term relating to its operating leases is 0.69 years, with a weighted-average discount rate of 10%.

The Company incurred lease expense for its operating leases of $21,553 and $140,130 for the six months ending June 30 2021 the year ended December 31, 2020, respectively.

The following table presents information about the amount and timing of liabilities arising from the Company’s operating leases as of June 30, 2021:

Maturity of operating lease liabilities for the following fiscal years:
2021 – remaining months in 2021	49,171
2022	—
2023	—
2024	—
Thereafter	—
Total undiscounted finance lease payments	$49,171
Less: Imputed interest	324
Present value of finance lease liabilities	48,857

Note 13 – Disposition of Subsidiaries

During the years ended December 31, 2020 and 2019, the Company sold or closed three of its subsidiaries in South Korea, New Zealand and Indonesia resulting in losses on the disposition or closing totaling $105,709 and $89,792, respectfully.

Note 14 – Related Parties

Acquisition of Assets from Bankruptcy and Debt Conversion

On May 7, 2018, the Company acquired the assets of Stemtech International, Inc., the “Former Parent Company”, out of a Chapter 7 Bankruptcy for $400,000, plus assumed a $4,000,000 note previously purchased by a related party RBCD Holdings (the “RBCD Note”) (see Note 2). RBCD Holdings is owned equally by five individuals including four of the Company’s board members, Charles Arnold, Robert Grinberg, Daniel Kaplan and Benjamin Kaplan. The fifth shareholder, Darryl Green is a significant shareholder of the Company.

On August 1, 2019, the entire RBCD Note was converted in 2,000,000 shares of common stock of the Company.

Sale of Stemtech New Zealand Limited

On September 9, 2019, the company sold Stemtech New Zealand (see Note 13) to Aton Muir for the net working capital remaining in the entity resulting in a gain of $3,212. Aton Muir is the Son of Ken Muir an officer and director of Stemtech Malaysia Snd Bhd and Stemtech Malaysia Holdings Sdn Bhd.  Stemtech New Zealand continues to operate through a licensing and distribution agreement with the Company.

Notes Payable and Accrued Interest – Related Parties

On May 15, 2020, the Company received a $10,000 loan from John W. Meyer, a related party. A promissory note was issued in the amount of $10,000 with a maturity date of August 15, 2020 (the “Meyer Note”). Interest on the Meyer Note accrued on the principal amount at the rate of eight and one-half percent (8.5%) per annum, payable in full including any accrued interest and late fees on August 15, 2020 and shall continue to accrue until paid in full. As of December 31, 2020, the Company owed $10,000 principal amount of the Meyer Note, plus $543 in interest. On June 29, 2021, John Meyer extended the Meyer Note until December 31, 2021.

In addition, on December 10, 2020, the Company received a $25,000 loan from Charles Arnold, a related party. A promissory note was issued in the amount of $25,000 with a maturity date of December 10, 2021 (the “Arnold Note”). Interest on the Arnold Note accrued on the principal amount at the rate of eight percent (8%) per annum, payable in full including any accrued interest and late fees on December 10, 2021 and shall continue to accrue until paid in full. As of December 31, 2020, the Company owed $25,000 principal amount of the Arnold Note, plus $117 in interest. On June 29, 2021, Charles Arnold extended the Arnold Note until December 31, 2021.

Note 15 – Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, updated for new corporate tax rates. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the effective date of the change. The Company recognizes tax liabilities or benefits from an uncertain position only if it is more likely than not that the position will be sustained upon examination by taxing authorities based on the technical merits of the issue. The amount recognized would be the largest liability or benefit that the Company believes has greater than a 50% likelihood of being realized upon settlement. As of June 30, 2021, management determined that it is not 50% likely that a tax asset will be realized, as such, a full valuation has been recorded. As of June 30, 2021, (“NOL”) carry-forwards amounted to approximately $3,766,400 .. All tax returns are still open and subject to audit the Internal Revenue Service.

The domestic and foreign components of loss before (benefit) provision for income taxes were as follows:

	6 Months Ended	Year Ended
	June 30, 2021	December 31, 2020
Domestic	$(696,618)	$(1,128,818)
Foreign	(246,684)	(598,906)
	$(943,302)	$(1,727,724)

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the income tax provision for the period ended June 30, 2021 and 2020 is as follows:

	6 Months Ended	Year Ended
	June 30, 2021	December 31, 2020
Income before Income taxes	$(943,302)	$(1,727,723)
Taxes under statutory US tax rates	(198,093)	(362,822)
Increase (decrease) in taxes resulting from:
Increase in valuation allowance	285,862	464,547
Foreign tax rate differential	(6,561)	(43,875)
Permanent differences	(58,627)	(31,917)
Rate Change	2,765	2,765
State Taxes	(25,346)	(28,699)
Income tax (expense) benefit	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following:

	6 Months Ended	Year Ended
	June 30, 2021	December 31, 2020
Deferred tax assets
Net Operating Loss Carryforwards	1,561,295	$1,251,404
Stock based compensation	354,194	354,194
Intangibles	(64,116)	(40,072)
Total Deferred tax assets	$1,851,373	1,565,526

Valuation allowance	(1,851,373)	(1,565,526)
Net deferred tax assets (liabilities)	-	$-

On June 30, 2021, the Company had net operating loss (“NOL”) carryforwards of approximately $7,532,800 that may be offset against future taxable income. Of the $7.5 million of net operating losses, U.S. Federal and state net operating losses accounted for $4.1 million which are subject to limitation under IRC Section 382. The U.S. net operating losses are limited to utilization of 80% of taxable income but do not have an expiration. On June 30, 2021, the Company had $3.4 million of non-US NOL carryforwards.

The Company applied the “more-likely-than-not” recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in no unrecognized tax benefits as of June 30, 2021.

On December 22, 2017, the President of the United States of America signed tax reform legislation (the “2017 Tax Act”), which includes a broad range of tax reform affecting businesses, including corporate tax rates, business deductions, and international tax regulations. Among these changes, the 2017 Tax Act reduces the corporate tax rate from 35% to 21% effective December 31, 2017. The Company has incorporated all other changes resulting from the 2017 Tax Act in its tax related accounts for the fiscal years ended December 31, 2020 and 2019.

The Mexican Tax Authorities have completed an Audit of Stemtech Mexico for 2013 fiscal year and have preliminarily assessed a $2.7 million tax liability including interest and penalties. The Company believes this assessment to be unfounded and has hired local tax attorneys to begin the process of going to Tax Court and potentially trial to minimize any potential tax and may take an additional 2 to 3 years to be resolved. The Company estimated the final assessment to approximately $250,000, but the Company believes it is not probable than the Company will be liable for these amounts and therefore no amount has been accrued for this action.

The Company accrued approximately $250,000 as of December 31, 2018, and remains accrued and due to Mexico as of June 30, 2021. Currently, 2015 through 2020 tax returns are still open for possible audit.

Note 16 – Subsequent Events

On August 19th, 2021, Stemtech Corporation, a private Delaware Corporation, and Globe Net Wireless Corp., this issuer, executed a Merger Agreement, by which Stemtech Corporation merged with and into the Company. Following the Merger, the issuer shall continue as the surviving corporation (the “Surviving Corporation”), and the separate existence of Stemtech Corporation shall cease ten days following execution thereof.

The Company has evaluated subsequent events through the date of this filing and has determined that there are no other such events that warrant disclosure or recognition in the financial statements.